Exhibit 10.1

TRANSITION AND RESIGNATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

This Transition and Resignation Agreement and General Release of All Claims (the “Agreement”) is entered into as of September 20, 2017  by and among STORE Capital Corporation, a Maryland corporation (the “Guarantor”),  STORE Capital Advisors, LLC, a Delaware limited liability company (the “Company”), and Michael J. Zieg (“Executive”) and shall be effective as of the Effective Date (as such term is defined in Section 6.2 below).

RECITALS

A.            Executive is currently employed by the Company as Executive Vice President – Portfolio Management, Assistant Secretary, and Assistant Treasurer pursuant to an Employment agreement, dated November 21, 2014 (the “Employment Agreement”).

B.            Executive wishes to voluntarily transition his role from Executive Vice President – Portfolio Management, Assistant Secretary, and Assistant Treasurer to a strategic advisory position, effective the date hereof (the “Transition Date”) and thereafter wishes to voluntarily resign his employment with Company in order to pursue other opportunities, effective February 15, 2018 (the “Resignation Date”).

C.            The Company agrees with the foregoing and wishes to recognize Executive’s outstanding contributions to the Company during his service as Executive Vice President – Portfolio Management, Assistant Secretary, and Assistant Treasurer and to provide for an amicable and efficient transition of duties.

D.            The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with the Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company to date, including, but not limited to, Executive’s employment with the Company or the termination of that employment, on the terms set forth below.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.             Resignation; Duties and Continuing Obligations.

1.1          Upon the Transition Date, Executive hereby resigns from his positions as Executive Vice President – Portfolio Management, Assistant Secretary, and Assistant Treasurer of the Company and the Guarantor and shall no longer be an officer of the Company, the Guarantor or any affiliates thereof.

1.2          Following the Transition Date and until the Resignation Date, Executive shall continue as an employee of the Company and shall be assigned to work on strategic planning projects, at the direction of, and to the reasonable satisfaction of, the Chief Executive Officer of the Company (the “Chief Executive Officer”). The parties hereby agree that Executive’s voluntary resignation from his employment with the Company shall occur on, and be effective as of, the Resignation Date.

1.3          Executive agrees to cooperate fully in the transition of his duties and to act diligently and in good faith in performing all job duties as may be requested by the Chief Executive Officer.  Until the Resignation Date, Executive agrees to continue to comply with the terms of the Employment Agreement.  Executive hereby consents to the matters described in this Section 1.1.

1.4          Upon the Resignation Date, the Employment Agreement will terminate other than the surviving provisions thereof.  Following the Resignation Date, Executive agrees to comply with the surviving provisions of the Employment Agreement, including, but not limited to, Sections 11 (Noncompetition; Nonsolicitation and Confidentiality), 12 (Intellectual Property), 13 (Disputes) and 15 (Cooperation in Future Matters).

2.             Continued Receipt of Compensation Under Employment Agreement.  Provided Executive remains employed with the Company through the Resignation Date, Executive would be entitled to receive, and will receive, all compensation and benefits payable to the Executive through the Resignation Date pursuant to the terms of, and as provided under, the Employment Agreement (subject, in the case of benefits, to the terms of any benefit plan documents and applicable law) and any agreements setting forth the terms of any equity incentives granted to, and held by, the Executive pursuant to the Guarantor’s 2015 Omnibus Equity Incentive Plan (the “Plan”).   In accordance with the foregoing, Executive will receive (less standard deductions and withholding):

2.1          Executive’s Base Salary (as defined in the Employment Agreement) at Executive’s current annual rate of $350,000;

2.2          Executive’s annual cash bonus for fiscal year 2017, as determined by the Compensation Committee of the Guarantor in accordance with the Guarantor’s 2017 compensation plan, and payable on or about February 15, 2018;

2.3          the 14,965 shares of restricted stock of the Guarantor held by the Executive that are due to vest on February 15, 2018; and

2.4         that portion of any Performance Share Award (as defined in the Plan) held by the Executive that becomes an “Earned Award” (as defined in the Plan) upon completion of the Performance Period (as defined in the Plan) ending December 31, 2017, less the 50% of such Earned Award that is subject to an additional one-year service requirement, plus any accrued dividends on the portion of the Earned Award so received.

3.             Other Compensation.  In exchange for the promises set forth herein, including the Executive’s continued employment with the Company through the Resignation Date and the duties performed by Executive as described in Section 1.1 above, the Company agrees that:

3.1          After the Resignation Date, and on or before March 1, 2018, and subject to the Executive’s execution of the Amendment (as described in Section 4 below), the Company will pay to the Executive a lump sum payment in the amount of $291,667 (less standard deductions and withholding), which amount equals the aggregate Base Salary (at the Executive’s current annual rate of $350,000) that the Executive would otherwise have received from the Resignation Date through November 21, 2018 (the date when the Employment Agreement would expire).

3.2          The Company will reimburse the Executive for monthly COBRA premiums paid for health care coverage for the Executive from the Resignation Date and through the earlier of November 21, 2018 or such time as the Executive is covered under another employer’s health plan (or, if less, for the period that the Executive is eligible for such COBRA continuation coverage). The Executive is required to advise the Company in writing immediately but no later than ten (10) days after obtaining health care coverage under a different employer plan. Such COBRA reimbursement payments will be paid by the Company upon receipt from the Executive of acceptable documentation and otherwise in a manner consistent with the Company’s normal expense reimbursement policy.

The Executive acknowledges and agrees that the Executive is not otherwise entitled to the foregoing compensation described in this Section 3 and that such compensation and the other matters provided herein are adequate legal consideration for the promises and representations made by the Executive in this Agreement.  The Executive further acknowledges and agrees that, other than as provided in Section 2.3 and Section 2.4 above, any shares of restricted stock of the Guarantor or Performance Share Awards held by the Executive that are not vested (in the case of restricted stock) or vested and earned (in the case of the Performance Share Awards) as of the Resignation Date shall be forfeited in accordance with their terms.

4.             Re-Affirmation.  The Executive understands that this Agreement is intended to be entered into immediately (subject to the twenty-one (21) day consideration period and seven (7) day revocation period described in Section 6 below), and that the amendment attached hereto as Exhibit A (the “Amendment”) is intended to be entered into on the Resignation Date.  The Executive agrees to execute the attached Amendment to this Agreement on the Resignation Date in order to extend and reaffirm the promises and covenants made by him in this Agreement, including, but not limited to, the general release of all claims.  If the Executive fails to execute the Amendment to this Agreement within five (5) days after the Resignation Date, or effectively revokes the acceptance of the Amendment, the Company shall not be obligated to make the payments described in Section 3 above.

5.             General Release.

5.1          Executive unconditionally, irrevocably and absolutely releases and discharges the Company, the Guarantor and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company and the Guarantor, past and present, as well as the employees, officers, directors, agents, successors and assigns of the Company, the Guarantor and their affiliated entities (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company, the cessation of Executive’s employment, the decision to resign and Executive’s resignation from the Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state or federal law, including, but not limited to, alleged violations of:  (i) the Arizona Civil Rights Act; (ii) the Arizona Employment Protection Act; (iii) Title VII of the Civil Rights Act of 1964; (iv) the Civil Rights Acts of 1866, 1871 and 1991; (v) the Age Discrimination in Employment Act; (vi) the Equal Pay Act; (vii) the National Labor Relations Act; (viii) the Fair Labor Standards Act; (ix) the Americans with Disabilities Act; and (x) the Family and Medical Leave Act, and all claims for attorneys’ fees, costs and expenses.  The Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by the Executive or on the Executive’s behalf, related in any way to the matters released herein.

5.2          The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as the Executive’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of the Executive’s release of claims under the Age Discrimination in Employment Act, as set forth in this Agreement.  In addition, this general release shall not apply to any right to indemnification, advancement of expenses, limitation of liability or exculpation of liability to the extent provided under or arising from the articles of amendment and restatement or bylaws of the Company or the Guarantor or under any insurance policy maintained by the Company or the Guarantor benefiting Executive with respect to his service as an officer and employee of the Company.

5.3          For the purpose of implementing a full and complete release, the Executive expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that the Executive did not know or suspect to exist in the Executive’s favor at the time of the Effective Date (as defined in Section 6.2 below) regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the Executive’s decision to enter into this Agreement; and that the consideration given under this Agreement is also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that certain state law(s) may provide otherwise.  The Executive acknowledges that the Executive may discover facts or law different from, or in addition to, the facts or law that the Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

5.4          The Executive declares and represents that the Executive intends this Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release and that the Executive intends the release herein to be final and complete.  The Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

5.5          The Executive represents that, as of the date of this Agreement, the Executive has made no assignment to any third party of any legal claims against any of the Released Parties, and that the Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency regarding the matters released in this Agreement.

5.6          Notwithstanding the provisions of Section 5.2 above, the Executive forever releases and waives any rights that the Executive may have to recover money damages or other relief personal to the Executive arising from the Executive’s employment, or separation from employment, at the Company, including, without limitation, any rights that the Executive may have to recover money damages or other relief personal to the Executive as a result of any Equal Employment Opportunity Commission-sponsored charge or court action or as a result of any administrative proceeding or other legal action related to the matters released above that has been or may in the future be filed on the Executive’s behalf by any third party.

6.             Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).

6.1          The Executive acknowledges and agrees that (a) the Executive has read and understands the terms of this Agreement; (b) the Executive has been advised in writing to consult with an attorney before executing this Agreement; (c) the Executive has obtained and considered the advice of such legal counsel as Executive deems necessary; (d) the Executive has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full twenty-one (21) day period at the Executive’s option); and (e) by signing this Agreement, the Executive acknowledges that the Executive does so freely, knowingly, and voluntarily.

6.2          This Agreement shall not become effective or enforceable until the eighth (8th) day after Executive signs this Agreement.  In other words, Executive may revoke Executive’s acceptance of this Agreement within seven (7) days after the date Executive signs it.  Executive’s revocation must be in writing and received by Michael Bennett, Executive Vice President and General Counsel of the Company, on or before the seventh (7th) day after the date the Executive signs this Agreement in order for it to be effective.  If the Executive does not revoke acceptance within such seven (7) day period, the Executive’s acceptance of this Agreement shall become binding and enforceable on the eighth (8th) day after the date the Executive signs it (“Effective Date”).

6.3          This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act.

7.             No Admission.  By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct or unlawful practice.  The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.             Non-Disparagement.  The parties hereby agree that from the date of execution of this Agreement forward, each party will not, directly or indirectly, make any disparaging statements to any third party about any other party hereto (including, with respect to the Company and the Guarantor, any affiliates thereof) or provide any information to any third party that tends to place any party hereto (including, with respect to the Company and the Guarantor, any affiliates thereof) in any sort of negative light, or take any action whatsoever that is designed in whole or part to result in information or opinions being provided to any third party that tends to place any party hereto (including, with respect to the Company and the Guarantor, any affiliates thereof) in any sort of negative light.  Nothing in this provision shall be construed to require a party to testify dishonestly if such party is compelled by operation of law to provide sworn testimony about any other party hereto, to refrain from participating or cooperating in a governmental investigation, or to refrain from seeking to enforce the terms of this Agreement.

9.             Severability.  In the event that any provision or part of any provision of this Agreement should be held to be invalid or for any reason unenforceable, the remaining portions of this Agreement shall remain in full force and effect unless, as a result of the unenforceability of a provision or part of a provision, the fundamental purpose of this Agreement is thwarted.

10.           No Effect on Other Obligations.  This Agreement does not eliminate or change any obligations the Executive may have that are unrelated to the subject matters of this Agreement.

11.           Modification/Waiver.  No modification, amendment or waiver of any of the provisions contained in this Agreement shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

12.           Full Defense.  This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by the Executive in breach hereof.

13.           Headings.  Headings used in this Agreement, as designated by bold typeface, are for convenience only and shall not be used to interpret or construe this Agreement’s provisions.

14.           Applicable Law.  The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Arizona.

15.           Fees and Costs.  The parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with the execution of this Agreement.

16.           Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

17.          Entire Agreement.  Subject to the continued effectiveness of the Employment Agreement through the Resignation Date, this Agreement, including the surviving provisions of the Employment Agreement, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. No other agreements or understandings of any kind concerning the subject matter of this Agreement, whether express or implied in law or fact, have been made by the parties to this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Executive

Dated:	September 20, 2017	/s/ Michael J. Zieg
Michael J. Zieg

STORE Capital Corporation

Dated:	September 20, 2017	By:	/s/ Michael T. Bennett
		Name:	Michael T. Bennett
		Title:	Executive Vice President – General Counsel

STORE Capital Advisors, LLC

Dated:	September 20, 2017	By:	/s/ Michael T. Bennett
		Name:	Michael T. Bennett
		Title:	Executive Vice President – General Counsel

Exhibit A

AMENDMENT TO TRANSITION AND RESIGNATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

This Amendment to the Transition and Resignation Agreement and General Release of All Claims (the “Amendment”) is made by and among STORE Capital Corporation, a Maryland corporation (the “Guarantor”),  STORE Capital Advisors, LLC, a Delaware limited liability company (the “Company”), and Michael J. Zieg (“Executive”), and amends the Transition and Resignation Agreement and General Release of All Claims, dated as of September 20, 2017, among those same parties (the “Agreement”) by extending the promises and agreements of each and every section and subsection of that Agreement (except those portions of Section 6 and its subparts which specifically refer to the acknowledgements, consideration and revocation periods, effective date and preserved rights of the Executive relating to the Agreement), through the last day of the Executive's employment, February 15, 2018 (the "Resignation Date").

1.             Resignation.  The Executive resigned his employment with the Company effective as of the Resignation Date.

2.             Older Workers’ Benefit Protection Act.  This Amendment is intended to satisfy the Older Workers’ Benefit Protection Act, 29 U.S.C. Section 626(f).

a.            Acknowledgment/Time to Consider.  The Executive acknowledges and agrees that (a) he has read and understands the terms of this Amendment; (b) he has been advised to consult with an attorney; (c) he has obtained and considered the advice of such legal counsel as he deems necessary; (d) he has been given twenty-one (21) days prior to the Resignation Date to consider whether or not to sign this Amendment; (e) this Amendment is to be signed within five (5) days after the Resignation Date, and (f) by signing this Amendment, the Executive acknowledges that he does so freely, knowingly, and voluntarily.

b.            Revocation/Effective Date.  This Amendment shall not become effective or enforceable until the eighth (8th) day after Executive signs this Amendment (and such signing shall not occur prior to the Resignation Date).  In other words, Executive must sign this Amendment within five (5) days after the Resignation Date, and he then has the option to revoke his acceptance of this Amendment within seven (7) days after he signs it.  The Executive‘s revocation must be in writing and received by Michael Bennett, Executive Vice President and General Counsel of the Company, on or before the seventh (7th) day after it is signed to be effective.  If Executive does not revoke his acceptance on or before that date, his acceptance of this Amendment shall become binding and enforceable on the eighth (8th) day and the compensation described in Section 3 of the Agreement to which this Amendment is an amendment shall then become due and payable as stated therein.

c.            Preserved Rights of Executive.  This Amendment does not waive or release any rights or claims that the Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Amendment.  In addition, this Amendment does not prohibit Executive from challenging the validity of the waiver and release of claims under the Age Discrimination in Employment Act.

3.             Affirmations.  The Executive affirms that other than the compensation referenced in Section 3 of the Agreement, the Executive has been paid all compensation, wages, bonuses, and commissions due to him, and has been provided all leaves (paid or unpaid) and benefits to which the Executive may be entitled.

4.             Company Property.  The Executive hereby represents that the Executive has returned or surrendered to the Company all Company property within the Executive’s possession or control.  The Executive represents that the Executive has kept no originals or copies of any documents, materials or media (whether in paper, electronic or other form) embodying or reflecting information about the Company’s or its affiliates’ customers other than those provided the Executive by the Company that relate specifically to the Executive’s employment relationship with or compensation from the Company or that embody or reflect publicly available information about the Company or its affiliates.  The Executive hereby represents that, except as properly required in carrying out the duties of the Executive’s job with the Company, Employee did not copy or distribute to anyone outside the Company or its affiliates any items or documents that constitute the Company’s or its affiliates’ property or that contain information about the Company or its affiliates’ customers that is not publicly known.

5.             Subpoena or Other Legal Order.  If the Executive receives a subpoena or other legal order requiring the Executive to provide information or testimony (or is otherwise required to provide information or testimony) that the Executive reasonably anticipates will involve any of the Released Parties, the Executive shall provide the Company with a copy of the subpoena or other legal order (or, in the absence of such a subpoena or other legal order, other written notice of the event) at least thirty (30) days (or as many days as possible) prior to the date on which the Executive anticipates being required to provide information or testimony.

6.             Execution in Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.  Delivery of a copy of this Amendment bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

7.             No Further Amendments.  Except as amended herein by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE FREELY AND VOLUNTARILY EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

Executive

Dated:	February __, 2018
Michael J. Zieg

STORE Capital Corporation

Dated:	February __, 2018	By:
		Name:	Michael T. Bennett
		Title:	Executive Vice President – General Counsel

STORE Capital Advisors, LLC

Dated:	February __, 2018	By:
		Name:	Michael T. Bennett
		Title:	Executive Vice President – General Counsel